Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Jerash Holdings (US), Inc. on Form S-3 (File No. 333-231395, File No. 333-258447, and File No. 333-264265) and the Registration Statements on Form S-8 (File No. 333-223916 and File No. 333-255028) of our report dated June 28, 2023 with respect to our audit of the consolidated financial statements of Jerash Holdings (US), Inc. as of March 31, 2023 and for the year ended March 31, 2023, which report is included in this Amendment No. 1 to the Annual Report on Form 10-K of Jerash Holdings (US), Inc. for the year ended March 31, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

October 5, 2023